ITEM 77 C (ii)
A Special Meeting of Shareholders of Riggs Small
Company Stock Fund, a portfolio of Riggs Funds, was
held on September 25, 2003.  The following items,
which are required to be reported under this SUB-ITEM
77C, were voted on at the meeting:
To approve or disapprove a proposed Agreement and Plan
of Reorganization pursuant to which
Federated Kaufmann Fund, a portfolio of Federated Equity
Funds, would acquire all of the assets
of Riggs Small Company Stock Fund in exchange for Class A
Shares of Federated Kaufmann
Fund to be distributed pro rata by Riggs Small Company
Stock Fund to its shareholders, in
complete liquidation and termination of Riggs Small Company Stock Fund.
         Shares voted affirmatively ..............1,952,320.690
	Shares voted negatively ................   982.262
	Shares abstaining .......................  99.796

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange
Commission on August 21, 2003, and is incorporated by reference.
(File No. 811-4017)